UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34452 (Commission File Number)	27-0467113 (IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York (Address of principal executive offices)	10019 (Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

JPMorgan Facility

On March 31, 2017, ACREFI Holdings J-I, LLC and ACREFI Holdings J-II, LLC, each an indirect wholly-owned subsidiary of Apollo Commercial Real Estate Finance, Inc. (the “Company”), entered into a Fifth Amended and Restated Master Repurchase Agreement with JPMorgan Chase Bank, National Association (the “JPMorgan Facility”). The JPMorgan Facility provides for advances of up to $975.0 million for the sale and repurchase of eligible senior commercial or multifamily mortgage loans, junior commercial or multifamily mortgage loans, mezzanine loans and participation interests therein that are secured by properties located in the United States, England and Wales. The JPMorgan Facility has a maturity date of March 31, 2019 plus a one-year extension available at the option of the Company, subject to certain conditions including payment of a fee. Amounts borrowed under the JPMorgan Facility accrue interest at a per annum pricing rate equal to the sum of (i) one-month LIBOR plus (ii) the applicable spread. Maximum advance rates under the JPMorgan Facility range from 25% to 80% of the estimated fair value of the purchased loans depending on its loan-to-value. Margin calls may occur at any time specified aggregate margin deficit thresholds. The JPMorgan Facility contains provisions regarding events of default that are customary for similar repurchase agreements. The Company has agreed to provide a limited guarantee of the obligations of the sellers under the JPMorgan Facility. In connection with the JPMorgan Facility, the Company is subject to customary covenants, including continuing to operate in a manner that allows the Company to qualify as a real estate investment trust for federal income tax purposes, and financial covenants with respect to minimum consolidated tangible net worth, maximum total indebtedness to consolidated tangible net worth, and minimum liquidity.

Deutsche Bank Facility

On April 3, 2017, ACREFI Holdings DB, LLC, an indirect wholly-owned subsidiary of the Company, entered into an Amended and Restated Master Repurchase Agreement with Deutsche Bank AG, Cayman Islands Branch and Deutsche Bank AG, London Branch (the “DB Facility”). The DB Facility provides for advances of up to $450.0 million and £45.0 million for the sale and repurchase of eligible first mortgage loans secured by commercial or multifamily properties located in the United States and the United Kingdom. The DB Facility has a maturity date of March 31, 2018 plus two one-year extensions available at the option of the Company, subject to certain conditions including payment of a fee. Advances under the DB Facility accrue interest at a per annum pricing rate equal to the sum of (i) the applicable U.S. or U.K. LIBOR plus (ii) the applicable spread. Maximum advance rates under the DB Facility are determined by the buyer on a transaction basis based on the estimated fair value of the applicable purchased loans. Margin calls may occur any time at specified aggregate margin deficit thresholds. The DB Facility contains provisions regarding events of default that are customary for similar repurchase agreements. The Company has agreed to provide a guarantee of the obligations of the seller under the DB Facility. In connection with the DB Facility, the Company is subject to customary covenants, including continuing to operate in a manner that allows the Company to qualify as a real estate investment trust for federal income tax purposes and financial covenants with respect to minimum consolidated tangible net worth, maximum total indebtedness to consolidated tangible net worth, and minimum liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Jai Agarwal

Name: Jai Agarwal
Title: Chief Financial Officer, Treasurer and Secretary

Date: April 5, 2017